EXHIBIT 5.1

Letterhead of Lippes Mathias Wexler Friedman LLP

June 11, 2013

Gibraltar Industries, Inc.

3556 Lake Shore Road

PO Box 2028

Buffalo, NY 14219-0228

Ladies and Gentleman:

We have acted as counsel for Gibraltar Industries, Inc. (the “Company”) and the wholly-owned subsidiaries of the Company listed in Schedule 1 hereto (collectively the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 12, 2013 relating to the issuance by the Company of $210 million aggregate principal amount of 6.25% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Exchange Note Guarantees”) by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees are to be offered by the Company and the Subsidiary Guarantees, respectively, in exchange for $210 million aggregate principal amount of the Company’s outstanding 6.25% Senior Subordinated Notes due 2021 (the “Original Notes”) and the guarantees of the Original Notes by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees will be issued under an Indenture dated January 31, 2013 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and Bank of New York, as Trustee (the “Trustee”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

i. the Registration Statement;

ii. executed copy of the Registration Rights Agreement dated January 31, 2013 by and among the Company, the Subsidiary Guarantors and J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., HSBC Securities Inc., and RBS Securities Inc.;

iii. executed copy of the Indenture;

iv. the respective Certificates of Incorporation or Certificates of Formation (and any amendments thereto) of the Company and each of the Subsidiary Guarantors;

v. the respective By-Laws or Operating Agreements (and any amendments thereto) of the Company and each of the Subsidiary Guarantors;

vi. resolutions of the Board of Directors of the Company and resolutions of the Pricing Committee thereof each relating to, among other things, the issuance and sale of the Original Notes and the Exchange Notes, the Indenture, the Registration Rights Agreement and related matters;

vii. the Statement of Eligibility and Qualifications on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee, filed as an exhibit to the Registration Statement; and

viii. the form of the Exchange Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as a facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that such documents are or will be a valid and binding obligations of, and enforceable against, the parties thereto, other than the Company or the Subsidiary Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

We are licensed to practice law in the State of New York and express no opinion concerning any law other than the federal law of the United States of America, the law of the State of New York and the General Corporation Law of Delaware.

The opinions set forth below are subject to the following qualifications, further assumptions and limitations:

(a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(b) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Indenture or any transactions contemplated thereby.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. When the applicable provisions of the Securities Act and such “Blue Sky” or other securities laws as may be applicable shall have been complied with, the Exchange Notes, when issued by the Company and executed, authenticated, issued and delivered in accordance with the Indenture and as described in the prospectus forming a part of the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When the applicable provisions of the Securities Act and such “Blue Sky” or other securities laws as may be applicable shall have been compiled with, each of the Exchange Note Guarantees, when issued by the Subsidiary Guarantors and executed, authenticated and delivered in accordance with the Indenture and as described in the prospectus forming a part of the Registration Statement, will be legal, valid and binding obligations of the applicable Subsidiary Guarantors, enforceable against each such Subsidiary Guarantor in accordance with its terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lippes Mathias Wexler Friedman LLP

SCHEDULE 1

GUARANTORS

Air Vent Inc.

Alabama Metal Industries Corporation

AMICO Holding Company, Inc.

Appleton Supply Company, Inc.

Construction Metals, LLC

Diamond Perforated Metals, Inc.

D.S.B. Holding Corp.

Florence Corporation

Florence Corporation of Kansas

Gibraltar Steel Corporation of New York

GSC Flight Services Corp.

Noll/Norwesco, LLC

Pacific Award Metals, Inc.

Sea Safe, Inc.

Seismic Energy Products, Inc.

Solar Group, Inc.

Southeastern Metals Manufacturing Company, Inc.

The D.S. Brown Company